INDEMNIFICATION AGREEMENT

This AGREEMENT is made and entered into as of August 19, 2009, between THE QUIGLEY CORPORATION, a corporation organized under the laws of the State of Nevada (the "Corporation"), and _____________________ ("Indemnitee").

WHEREAS, it is essential to the Corporation to retain and attract as officers and directors of the Corporation the most capable persons available; and

WHEREAS, the Corporation has requested that Indemnitee become or remain an officer and/or director of the Corporation; and

WHEREAS, both the Corporation and Indemnitee recognize the increased risk of litigation and other claims being asserted against officers and directors of companies in today's environment; and

WHEREAS, the Corporation's By-Laws provide that the Corporation will indemnify its officers and directors to the fullest extent permitted by law and will advance expenses in connection therewith, and Indemnitee's willingness to serve as an officer and/or director of the Corporation is based in part on Indemnitee's reliance on such provisions; and

WHEREAS, in recognition of Indemnitee's need for substantial protection against personal liability in order to enhance Indemnitee's service to the Corporation in an effective manner, and Indemnitee's reliance on the aforesaid provisions of the By-Laws, and in part to provide Indemnitee with specific contractual assurance that the protection promised by such provisions will be available to Indemnitee regardless of, among other things, any amendment to or revocation of such provisions or any change in the composition of the Corporation's Board of Directors or any acquisition or business combination transaction relating to the Corporation, the Corporation wishes to provide in this Agreement for the indemnification and advancement of expenses to Indemnitee as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto hereby agree as follows:

1.           Indemnity.

(a) To the fullest extent permitted by law (and regardless of any future provision of the Articles of Incorporation (the “Articles”) or any By-Law to the contrary), the Corporation shall indemnify Indemnitee in the event Indemnitee is made, or threatened to be made, a party or a witness, or is otherwise a participant in or to, an action, investigation or proceeding, whether civil, administrative or criminal (including but not limited to an action, investigation or proceeding by or in the right of the Corporation or by or in the right of any other corporation or business entity of any type or kind, domestic or foreign, which any officer and/or director of the Corporation served in any capacity at the request of the Corporation), by reason of the fact that Indemnitee is or was an officer and/or director of the Corporation (or served any other corporation or business entity of any type or kind, domestic or foreign, in any capacity at the request of the Corporation).   The foregoing indemnification shall be from and against all judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such action, suit, investigation or proceeding, or any appeal therein.  The Corporation shall pay, in advance of final disposition of any such action, suit, investigation or proceeding, expenses (including attorneys’ fees) incurred by Indemnitee in defending or otherwise responding to such action or proceeding upon receipt of (1) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that Indemnitee has met the standard of conduct necessary for indemnification by the Corporation, and (2)  a written undertaking by or on behalf of Indemnitee to repay the  amounts advanced if it is determined in a final order issued by a court of competent jurisdiction from which no appeal may be taken that the Indemnitee did not meet the required standard of conduct. The aforesaid written affirmation and undertaking shall be consistent with provisions of applicable law, including but not limited to the Nevada General Corporation Law.   For purposes of this Agreement, references to "serving at the request of the Corporation" shall include any service as an officer and/or director of the Corporation which imposes duties on, or involves services by, such an officer and/or director with respect to an employee benefit plan or its participants or beneficiaries, including but not limited to service as a trustee or administrator of any such benefit plan.

(b) Notwithstanding anything to the contrary in Section 1(a), the Corporation shall indemnify Indemnitee in any action, suit or proceeding initiated by Indemnitee only if Indemnitee acted with the authorization of the Corporation in initiating that action, suit investigation or proceeding; provided, however, that any action or proceeding brought under Section 9 shall not be subject to this Section 1(b), and it is expressly agreed that the Corporation shall bear any and all fees and expenses incurred by Indemnitee in seeking to enforce this agreement.

 (c) Indemnitee shall be presumed to be entitled to indemnification for matters covered in this Agreement. The burden of proof of establishing that Indemnitee is not entitled to indemnification shall be on the Corporation.

(d) Neither the Corporation nor Indemnitee shall unreasonably withhold their consent to any proposed settlement of an indemnified claim, provided, however, that no party shall be required to admit liability in connection with any proposed settlement and Indemnitee shall not be required to bear any cost or expense in connection with any proposed settlement of an indemnifiable claim.

2. Partial Indemnity; Successful Defense.

(a) If Indemnitee is entitled under any provisions of this Agreement to indemnification by the Corporation for some or a portion of the expenses, judgments, fines, taxes, penalties and amounts paid in settlement but not for the total amount thereof, the Corporation shall indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

(b) To the extent that Indemnitee has been successful on the merits or otherwise in defense or settlement of any action, suit, investigation or proceeding or in defense of any issue or matter therein, including, without limitation, dismissal without prejudice, Indemnitee shall be indemnified against any and all expenses (including but not limited to attorneys’ fees), judgments, fines, taxes, penalties and amounts paid in settlement with respect to such action, suit or proceeding. Moreover, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any or all claims relating in whole or in part to an indemnifiable event or in defense of any issue or matter therein, including, without limitation, dismissal without prejudice, Indemnitee shall be indemnified against all costs, charges and expenses, including, without limitation, attorneys' fees and other fees and expenses, incurred in connection therewith without further action or determination.

(c) For purposes of this Agreement, the termination of any action, suit, investigation or proceeding, by judgment, order, settlement (whether with or without court approval), shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law or this Agreement.

3. Notice by Indemnitee.

Indemnitee shall notify the Corporation in writing of any matter with respect to which Indemnitee intends to seek indemnification hereunder as soon as reasonably practicable following the receipt by Indemnitee of written threat thereof; provided, however, that failure to so notify the Corporation shall not constitute a waiver by Indemnitee of his rights hereunder.

4. Advancement of Expenses.

In the event of any action, suit, investigation or proceeding against Indemnitee which may give rise to a right of indemnification from the Corporation pursuant to this Agreement, following written request to the Corporation by Indemnitee, the Corporation shall advance to Indemnitee (or, at the request of the Indemnitee, to such parties as are conducting the defense of any indemnified claim) amounts to cover expenses incurred by Indemnitee in defending or otherwise responding to or participating in any such action, suit, investigation or proceeding in advance of the final disposition thereof upon receipt of (a) an Undertaking by or on behalf of Indemnitee substantially in the form annexed hereto as Exhibit A to repay the amount advanced in the event  it shall ultimately be determined by a court of competent jurisdiction from which no appeal can be taken that Indemnitee is not entitled to be indemnified by the Corporation (the “Undertaking”), and (b) reasonably satisfactory evidence as to the amount of such expenses. Indemnitee's Undertaking together with a copy of an expense statement billed to Indemnitee or paid or to be paid by Indemnitee shall constitute satisfactory evidence as to the amount of expenses to be advanced by the Corporation.  Following receipt of an Undertaking, the Corporation shall, within 30 calendar days after receiving expense statements, make payment of the expenses stated therein.  No security shall be required in connection with any Undertaking and any Undertaking shall be accepted without reference to the Indemnitee's ability to make repayment.

5.  Non-Exclusivity of Right of Indemnification.

(a) The indemnification rights granted to Indemnitee under this Agreement shall not be deemed exclusive of, or in limitation of, any other rights that are more beneficial to Indemnitee to which Indemnitee may be entitled under Nevada law, the Corporation's articles of incorporation or by-laws, any other agreement, any vote of shareholders or directors or otherwise. To the extent any applicable law, the Corporation's articles of incorporation or by-laws, as in effect on the date hereof or at any time in the future, permit greater or less limited or less conditional indemnification or advance payment of expenses than is provided for in this Agreement, Indemnitee shall enjoy such greater or less limited or less conditional benefits so afforded, and this Agreement shall be deemed amended without any further action by the Corporation or Indemnitee to grant such greater benefits.  It is the intention of the parties that nothing in this Agreement shall limit or abridge the indemnification rights of Indemnitee as set forth in the Articles, in any by-laws, in any directors’ and officers’ liability insurance coverage, or otherwise. Accordingly, in the event there is a conflict between any provision in this Agreement and any provision of the Articles or any by-law provision now in effect or which may be in effect in the future, the controlling provision shall be that provision which would be more favorable to Indemnitee and would result in broader and more expansive indemnification rights in favor of Indemnitee.

(b) Indemnitee shall be entitled, in the sole discretion of Indemnitee, to elect to have Indemnitee's rights hereunder interpreted on the basis of applicable law in effect (i) at the time of execution of this Agreement, or (ii) at the time of the occurrence of the indemnifiable event giving rise to a claim, or (iii) at the time indemnification is sought.

6. Contribution.

If the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Corporation, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for expenses, judgments, fines, taxes, penalties and amounts paid in settlement in connection with any action, suit, investigation or proceeding, in such proportion as is fair and reasonable in light of  all of the circumstances of such action by board action, arbitration or by the court before which such action was brought in order to reflect (a) the relative benefits received by the Corporation and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such action; and/or (b) the relative fault of the Corporation (and its other directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s). Indemnitee's right to contribution under this Section 6 shall be determined in accordance with, pursuant to and in the same manner as, the provisions in Sections 1 and 2 relating to Indemnitee's right to indemnification under this Agreement.

7. Liability Insurance.

(a)  To the extent the Corporation maintains at any time an insurance policy or policies providing directors' and officers' liability insurance, Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any other an officer and/or director of the Corporation under such insurance policy.

(b) The purchase and maintenance of such insurance shall not in any way limit or affect the rights and obligations of the parties hereto, and the execution and delivery of this Agreement shall not in any way be construed to limit or affect the rights and obligations of the Corporation and/or of the other parties under any such insurance policy.

(c)  The provisions of this Section 7 shall neither (i) restrict the Corporation’s right to purchase any type of Officers’ and/or Directors’ liability coverage (or any other insurance coverage that is reserved to or benefits solely or primarily independent or non-executive directors), nor (ii) afford any officer or non-executive director who is not insured under any such insurance policy a claim against the Corporation, the Indemnitee, or any other entity arising from the purchase or existence of such insurance coverage.

8. Termination of Agreement and Survival of Right of Indemnification.

The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Corporation, by agreement in form and substance reasonably satisfactory to the then-current Board of Directors of the Corporation, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Corporation would be required to perform if no such succession had taken place.  This Agreement will be binding upon and inure to the benefit of the Corporation and any successor to the Corporation, including, without limitation, any person acquiring directly or indirectly all or substantially all of the business or assets of the Corporation whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the "Corporation" for purposes of this Agreement), but this Agreement will not otherwise be assignable, transferable or delegable by the Corporation.  The rights granted to Indemnitee hereunder shall continue and survive any termination of this Agreement and any termination of Indemnitee’s service as an officer and/or director of the Corporation and shall inure to the benefit of Indemnitee, Indemnitee’s personal representatives, heirs, executors, administrators and beneficiaries.

9.  Resolution of All Disputes Concerning Entitlement.

(a) It is intent of the Corporation that the Indemnitee not be required to incur the expenses associated with the enforcement of Indemnitee’s rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Indemnitee hereunder.  Accordingly, if it should appear to the Indemnitee that the Corporation has failed to comply with any of its obligations under this Agreement or in the event that the Corporation or any other person takes any action to declare this Agreement void or unenforceable, or institutes any action, suit, investigation or proceeding designed (or having the effect of being designed) to deny, or to recover from, the Indemnitee the benefits intended to be provided to the Indemnitee hereunder, the Corporation irrevocably authorizes the Indemnitee from time to time to retain counsel of Indemnitee’s choice, at the expense of the Corporation as hereinafter provided, to represent the Indemnitee in connection with the initiation or defense of any litigation or other legal action, whether by or against the Corporation or any director, officer, stockholder or other person affiliated with the Corporation, in any jurisdiction.  Regardless of the outcome thereof, the Corporation shall pay and be solely responsible for any and all costs, charges and expenses, including, without limitation, attorneys' and other fees and expenses, reasonably incurred by the Indemnitee as a result of the Corporation's failure to perform this Agreement or any provision thereof.

(b)The exclusive  forum for resolution of any controversy or claim arising out of or relating to this Agreement or Indemnitee's entitlement to indemnification under this Agreement shall be the Federal and State Courts situated in the County of New York, State of New York, and the parties hereby consent to the exclusive jurisdiction and venue of said courts and waive  any claim that said courts do not constitute a convenient or appropriate venue, and agrees that service of process may be effected in any such action, suit or proceeding by notice given in accordance with Section 11.

10. Amendments, Etc.

Except as provided in Section 5, no supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.  No provision of this Agreement may be waived, modified or discharged unless such waiver, modification or discharge is agreed to in writing signed by Indemnitee and the Corporation.  No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

11. Notices.

All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or when mailed by certified registered mail, return receipt requested, with postage prepaid:

(a) If to Indemnitee, to the corporate address of the Corporation provided directly below.

(b) If to the Corporation, to:

The Quigley Corporation
Kells Building,
621 Shady Retreat Road, P.O. Box 1349
Doylestown, PA  18901
c/o Chief Executive Officer

-with copies to-

The Board of Directors of The Quigley Corporation

-and-

Herbert F. Kozlov, Esq.
Reed Smith LLP
599 Lexington Avenue
NY, NY 10022

or to such person or address as Indemnitee or the Corporation shall furnish to the other party in writing pursuant to the above.

12. Severability.

If any provision of this Agreement is determined to be invalid, illegal or unenforceable, this invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement, and there shall be substituted for the provision at issue a valid and enforceable provision as similar as possible to the provision at issue.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above stated.

THE QUIGLEY CORPORATION:

By: ________________________
Name: Ted Karkus
Title: Chairman and Chief Executive Officer

INDEMNITEE:

_____________________________
Name:

EXHIBIT A—GENERAL FORM OF UNDERTAKING

1.           This Statement is submitted pursuant to the Indemnity Agreement effective  _____________________, 2009 between THE QUIGLEY CORPORATION, a corporation organized and existing under the laws of the State of Nevada, (the "Corporation") and the undersigned.

2.           I am requesting indemnification against expenses (including attorneys' fees) and judgments, fines and amounts paid in settlement, all of which have been or will be actually and reasonably incurred by me or on my behalf in connection with a certain action, suit, investigation or other proceeding to which I am a party or am threatened to be made a party, or in which I am or may be participating, by reason of the fact that I am or was an officer and/or director of the Corporation.

3.           With respect to all matters related to any such action, suit, investigation or other proceeding, I believe I acted in good faith and in a manner I reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, I had no reason to believe that my conduct was unlawful.

4.        I hereby affirm that I believe in good faith belief that I have met the standard of conduct necessary for indemnification by the Corporation. I hereby undertake to repay this advancement of expenses if it shall ultimately be determined pursuant to a final order from which no appeal can be taken of a court of competent jurisdiction that I am not entitled to be indemnified by the Corporation under the aforesaid Indemnification Agreement or otherwise.

5.        I am requesting indemnification in connection with the following matter:   [PROVIDE DETAILS]

___________________________ Name of Indemnitee	Dated: _____________